UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

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CECO ENVIRONMENTAL CORP.

(Name of Registrant as Specified in Its Charter)

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CECO ENVIRONMENTAL CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2010

To the Stockholders of CECO Environmental Corp.

Notice is hereby given that the annual meeting of the stockholders of CECO Environmental Corp. (“CECO” or the “Company”) will be held at the Crowne Plaza Hotel, 5901 Pfeiffer Road, Cincinnati, Ohio 45242 on May 20, 2010 at 10:30 A.M., eastern time, for the following purposes:

1. to elect 9 directors;

2. to ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of CECO Environmental Corp. for fiscal year 2010; and

3. to transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on April 6, 2010, are entitled to notice of and to vote at the annual meeting.

Your attention is directed to the accompanying Proxy Statement and proxy.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By Order of the Board of Directors

/s/ Phillip DeZwirek
Phillip DeZwirek
Chairman of the Board of Directors

April 14, 2010

April 14, 2010

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2010

The enclosed proxy is solicited by the Board of Directors of CECO Environmental Corp., a Delaware corporation (“CECO” or the “Company”), to be voted at the annual meeting of stockholders to be held at 10:30 a.m. at the Crowne Plaza Hotel, 5901 Pfeiffer Road, Cincinnati, Ohio 45242 on May 20, 2010, or any postponement or adjournment thereof (“Annual Meeting”). The mailing address of the principal office of CECO is 3120 Forrer Street, Cincinnati, Ohio 45209. These proxy solicitation materials and CECO’s Annual Report for the year ended December 31, 2009, including financial statements, were first mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about April 14, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 20, 2010 — our Annual Report to Stockholders and this Proxy Statement are available at www.cecoenviro.com/CECO/InvestorInformation.html. Our website does not constitute part of the Proxy Statement.

Who Can Vote

Only stockholders of record at the close of business on April 6, 2010 are entitled to notice of and to vote at the Annual Meeting. As of April 1, 2010, we had 14,300,047 outstanding shares of CECO common stock. Each share of our common stock outstanding on the record date will be entitled to cast one vote.

Revocability of Proxies

A stockholder returning a proxy may revoke it at any time prior to exercise of the proxy at the Annual Meeting by executing and delivering a later-dated proxy which is voted at the Annual Meeting, by voting in person at the Annual Meeting or by delivering written notice to the Secretary of CECO at any time before the proxy is exercised. A proxy returned by a stockholder which is not subsequently revoked will be voted in accordance with the instructions indicated thereon. If you hold shares through a bank or brokerage firm, you must contact the bank or brokerage firm to revoke any prior voting instructions.

Quorum Required

In order for business to be conducted, a quorum must be represented at the Annual Meeting. The majority of the shares of common stock outstanding on the record date must be present in person or by proxy to have a quorum. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” (described below) will be considered present at the meeting for purposes of determining a quorum.

Required Vote to Elect Directors

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the 9 nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the 9 nominees named in this proxy statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

Required Votes to Pass Other Proposals

In order to ratify the selection of BDO Seidman, LLP as the independent registered public accounting firm of CECO for fiscal year 2010, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker non-votes on a proposal are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal.

Broker Non-Votes

If your shares are held by a bank, broker or other nominee and you do not provide the bank, broker or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters.

If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.

We believe that Proposal 2 (ratification of independent auditors) will be considered “routine.” We believe that Proposal 1 (election of directors) will be considered “non-routine,” and brokers, banks and certain other nominees that hold your shares in street name will NOT be able to cast votes on this proposal if you do not provide them with voting instructions.

Please provide voting instructions to the broker, bank or other nominee that holds your shares by carefully following their instructions.

Other Information

If you plan on attending the meeting and your shares are held in the name of a bank, broker, or other nominee, you must bring with you a proxy or letter from the bank, broker, or nominee confirming your beneficial ownership of the shares.

If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the ratification of the 9 nominees for director proposed by the Board of Directors and set forth herein, and FOR the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of CECO for fiscal year 2010, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

The Board has determined that the number of directors shall be nine and, accordingly, nine persons have been nominated to serve as directors to hold office until the next annual meeting or until their successors shall be duly elected and qualified. The names of, and certain information with respect to, the nominees of the Board of Directors for election as directors, are set forth below. All nominees other than Messrs. Lang and Meretsky are currently CECO directors. If, for any reason, any nominee should become unable or unwilling to serve as a director, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the enclosed proxy may exercise their discretion to vote your shares for the substitute nominee.

Each of Messrs. Cape, Flaherty, Krieg, Meretsky and Wright qualify as independent directors in accordance with the published listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The following table shows information as of April 1, 2010 for each director nominee.

Name	Age	Position with the Company
Phillip DeZwirek	72	Chairman of the Board and Director
Jeffrey Lang	53	Chief Executive Officer
Richard J. Blum	63	President and Director
Jason DeZwirek	39	Secretary and Director
Arthur Cape[1]	73	Director
Thomas J. Flaherty[2]	72	Director
Ronald Krieg[1]	67	Director
Jason D. Meretsky	41	Nominee
Donald Wright[1,2]	72	Director

[1]	Member of the Audit Committee
[2]	Member of the Compensation Committee

The Board of Directors believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning Board. The Board of Directors values highly the ability of individual directors to contribute to a constructive Board environment and the Board believes that the current Board members, collectively, perform in such a manner. The Board believes that the addition of the two new directors will provide further experience and diversity of skills. Set forth below is a more complete description of each director’s background, professional experience, qualifications and skills.

Jeffrey Lang has served as our Chief Executive Officer since February 15, 2010. Prior to joining the Company, Mr. Lang was the Executive Vice President, Operating Officer of McJunkin Red Man Corporation, a Goldman Sachs Capital Partners portfolio company, from 2007 to 2009, a $4.5 billion distributor of pipes, valves and fittings and related services serving the petrochemical, petroleum refining, pulp and paper, oil industry and utilities. He was the Senior Vice President and Operating Officer of Red Man Pipe and Supply Company from 2006 to 2007, a $1.8 billion pipe distribution company, which merged with McJunkin Corporation to form McJunkin Red Man Corporation. Mr. Lang was employed by Ingersoll Rand Company, a global industrial company, for twenty-five years from 1980 to 2005. He started out as a sales engineer in 1980, became a Sales and Service Branch Manager in 1985, the Southeast U. S. Area Manager, Air Solutions in 1995, and by 1999 was the Director and General Manager, North American Distributor Division and from 2002 to 2005 served as the Director and General Manager, North American industrial Air Solutions, reporting directly to the President of the Air Solutions Group.

Mr. Lang has over 30 years of executive operating management experience, including international experience. Mr. Lang also brings industrial and energy sector expertise to the Board. As our Chief Executive Officer, he will be able to provide the Board with valuable insight on the day-to-day operations of the Company and any current issues it may face.

Phillip DeZwirek became a director and the Chairman of the Board in August 1979. Mr. DeZwirek also served as Chief Executive Officer from August 1979 through February 15, 2010. Mr. DeZwirek also serves as a member of the boards of directors of the Company’s subsidiaries. In addition to serving as our Chairman, Mr. DeZwirek’s principal occupations during the past five years have been serving as President of Icarus Investment Corp., an Ontario corporation (“Icarus”) (since 1990) and a director and the Chairman, Chief Executive Officer and Treasurer of API Electronics Group, Corp. (since May 2002) and a director and the Chairman of its parent, API Technologies Corp. (since November 2006), a publicly traded company (OTCBB:ATNY) that is a prime contractor in electronics, highly engineered systems, secure communications and electronic components and sub-systems for the defense and aerospace industries. Mr. DeZwirek is also involved in private investment activities. Mr. DeZwirek is the father of Mr. Jason DeZwirek.

As a member of the Board for over 30 years, and as our former Chief Executive Officer, Mr. Phillip DeZwirek has a thorough understanding of our total company operations. He brings extensive strategic and operations expertise to the Board. His broad market experience and historical insight he provides are valuable as we evaluate our current operations, potential acquisitions and overall corporate strategy.

Richard J. Blum became the President and a director of the Company on July 1, 2000 and the Chief Executive Officer and President of CECO Group, Inc. on December 10, 1999. Mr. Blum has been a director of our subsidiary The Kirk & Blum Manufacturing Company (“Kirk & Blum”) since February 28, 1975. Mr. Blum also serves as Chief Executive Officer of the Company’s subsidiaries Effox, Inc. and GMD Environmental Technologies, Inc., and serves on the boards of directors of the Company’s subsidiaries. Mr. Richard Blum is the brother of Mr. David Blum, our Senior Vice President.

With over thirty-five years with Kirk & Blum Manufacturing, Mr. Rick Blum brings extensive knowledge of all aspects of the Company’s operations, including sales, personnel, manufacturing, and engineering. As our President, he is able to provide the Board with valuable insight on the day-to-day operations of the Company and any current issues it may face.

Jason DeZwirek, the son of Phillip DeZwirek, became a director of the Company in February 1994. He became Secretary of the Company on February 20, 1998. He also serves as a member of the boards of directors of the Company’s subsidiaries. He was the founder (1999), Chairman and CEO of Kaboose, Inc. (TSX:KAB), the largest independent family focused online media company in the world which was sold to Disney and Barclays Private Equity in 2009. Mr. Jason DeZwirek has also served as a director of API Technologies Corp. (OTCBB:ATNY), a prime contractor in secure communications, electronic components and subsystems to the global defense and aerospace industries, since November 2006.

With his experience at Kaboose Inc., Mr. Jason DeZwirek brings broad executive expertise, including operations, technology, management, and strategy. Having served as director of the Company for over sixteen years he also has a breadth of knowledge of the overall Company issues.

Arthur Cape has served as a director since May 25, 2005. He has also served on the Audit Committee since such date. Mr. Cape has served the manufacturing industry for over 30 years. Since 1991 he has served as Director of International Sales for Shymac Innovative Marketing, located in Montreal, Canada, and from 2001 through January 2009 served as Director of Sales for AJB Continental, located in San Antonio Texas. Shymac Innovative Marketing manufactures products for the automotive after-market and AJB Continental was a distributor of hairbrushes and styling tools for the professional beauty industry. Since June 20, 2007, Mr. Cape has served as a director and a member of the Audit Committee of API Technologies Corp. (OTCBB:ATNY). Mr. Cape has also acted as a consultant for several factories in China in the manufacturing and injection molding of plastic articles. He has been active in youth awareness programs and has served on various youth committees in Canada.

Mr. Cape brings extensive manufacturing, marketing and sales experience to the Board of Directors, including international experience, which is valuable as we expand our business globally. He also brings experience in serving on a public company Audit Committee.

Thomas J. Flaherty became a director of the Company on May 10, 2004. He has served on our Compensation Committee since December 1, 2005. Mr. Flaherty retired as COO and Board member of Fairchild Corp. in 1999. He spent forty years in various major industrial and aerospace corporations with worldwide responsibilities. His primary expertise is in operations, and in addition to serving as COO of Fairchild, has served as President and COO of IMO Industries, CEO, President and Board member of Transnational Industries, Senior Vice President of Pratt & Whitney, and Executive Vice President of Hamilton Standard, both divisions of United Technologies. He has served on boards both in the United States and internationally and is currently sitting on four boards of not-for-profit companies.

Mr. Flaherty brings broad global executive experience within the high tech aerospace, power generating and machine building industries. He provides a strong background in general management, operations, engineering, financial, and customer support and has experience serving on boards of directors.

Ronald E. Krieg has served as a director of CECO since April 20, 2005. Mr. Krieg has served on the Audit Committee since such time and, as of July 11, 2005, has served as Chairman of the Audit Committee. Mr. Krieg is a Certified Public Accountant. Mr. Krieg was an audit partner of Jackson, Rolfes, Spurgeon & Co. from August 1, 2004 through December 31, 2008 and then was affiliated with the firm until its merger with Plante & Moran, PLLC in July 2009, with which he is now affiliated. From 1965 through July 31, 2004, he was with Grant Thornton LLP, other than for two years when he served in the United States Marine Corps. He became a partner of Grant Thornton LLP in 1978. He is a past president of the Cincinnati Chapter of the Institute of Internal Auditors and has served on its Board of Governors for over 30 years. From December 2005 though November 2009, he served as a director of Pomeroy IT Solutions, Inc. a former public company that traded on The NASDAQ Global Market under the symbol PMRY. He also served on its Audit Committee.

Mr. Krieg brings public company financial experience to the Board of Directors. Mr. Krieg has spent nearly 40 years in the practice of public accounting with a national firm, with considerable experience in the areas of Sarbanes-Oxley and internal auditing. His experience is germane to the financial performance, audit, reporting, internal control and risk assessment activities of the Company.

Jason D. Meretsky has served as a corporate and securities attorney with Meretsky Law Firm based in Toronto, Canada since July 2009. Prior to that, he served as Executive Vice President, Corporate Development of Avid Life Media Inc., a Canadian based online media company (from April 2008 through July 2009) and Vice President and General Counsel of Enghouse Systems Ltd. (TSX: ESL), a public Canadian based enterprise technology company (May 2004 through November 2008). From January 2003 to April 2004, Mr. Meretsky practiced corporate and securities law as a partner with Goodman and Carr LLP, a Toronto based law firm. Mr. Meretsky has served on the board of directors of Homeserve Technologies Inc. (since September 2002), which was previously listed on the Toronto Stock Exchange and provides services and technology products for business-to-business clients whose customers are engaged in the move or homeownership lifecycle, and also serves on its Audit Committee. Since April 2010 he also has served on the Board of Directors and as President and Chief Executive Officer of LiveReel Media Corporation (OTCBB:LVRL), which is in the business of film production, financing and distribution. Mr. Meretsky completed the Joint J.D./M.B.A. Program from the Schulich School of Business at York University and from Osgoode Hall Law School, and is a member in good standing of the Law Society of Upper Canada.

As an attorney, with considerable business and transactional experience, Mr. Meretsky brings legal expertise and General Counsel experience to the Board, as well as executive management experience. He also has public board experience.

Donald A. Wright became a director of CECO on February 20, 1998. Mr. Wright has also been a member of the Audit Committee since February 20, 1998 and the Compensation Committee since its formation on December 1, 2005. Since 1992, Mr. Wright has been a principal of and real estate broker with The Phillips Group in San Diego, California, a company which is a real estate developer and apartment building syndicator. From November 1996 through January of 2005, Mr. Wright served as a real estate broker with Prudential Dunn Realtors in Pacific Beach, California. From January 2005 to July 2007, he was a real estate broker with One Source Realty GMAC in San Diego California. Since July 2007, Mr. Wright has been a real estate broker with Coldwell Banker Residential Brokerage following its acquisition of his prior employer. On February 15, 2006, Mr. Wright became a director of API Technologies Corp. (OTCBB:ATNY), and serves on its Audit Committee and Compensation Committee.

With over twelve years as serving on our Board and Audit Committee, Mr. Wright has a breadth of knowledge concerning issues affecting our Company. Mr. Wright also has additional experience as a public company director, including serving on Audit Committees.

In order to be elected, a nominee must receive a plurality of the votes cast at the meeting in person or by proxy. The Board of Directors recommends a vote “FOR” approval of the election of the nominees named herein as directors.

Board of Directors and Its Committees

During the fiscal year ended December 31, 2009, the Board of Directors held four meetings. The Board’s policy regarding director attendance at the annual general meetings of stockholders is that directors are encouraged to attend, and that we will make all appropriate arrangements for directors that attend. Six directors attended the 2009 annual meeting. All directors attended at least 75% of the meetings of the Board of Directors and the Committees on which they served during the fiscal year ended 2009. Executive sessions of the independent directors are held at least two times a year. The standing committees of the Board of Directors include the Audit Committee and the Compensation Committee.

Audit Committee

The Company has a separately designated Audit Committee, as defined in §3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The members of the Audit Committee are Directors Krieg, Cape and Wright. Director Krieg serves as Chairman of the Audit Committee. The Board of Directors has determined that Director Krieg qualifies as an audit committee financial expert as described by Item 407(d)(5) of Regulation S-K of the Exchange Act, and that each of the Audit Committee members is independent under the applicable NASDAQ listing standards. The Audit Committee held six meetings in 2009. See the Audit Committee Report below.

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of CECO’s financial reporting process and approval of the services provided CECO by its auditors. The Audit Committee also evaluates transactions where the potential for a conflict of interest exists. The Audit Committee’s purposes are more fully described in its Charter, which the Board adopted in its current form on June 1, 2007, a copy of which can be found on our website www.cecoenviro.com on the Investor Information section.

Compensation Committee

Our Compensation Committee is comprised of Directors Flaherty and Wright, each of whom is an independent director with the meaning of rules of NASDAQ. The Compensation Committee operates under a written charter, which can be found on our website www.cecoenviro.com on the Investor Information section. The Compensation Committee held two meetings in 2009 and has also taken action by unanimous written consent during such period. The primary purpose of the Compensation Committee is to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other named executive officers, and to approve or make recommendations to the Board with respect to the compensation of our other executive officers. The Compensation Committee also administers our 2007 Equity Incentive Plan and Employee Stock Purchase Plan. The Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled “Executive Compensation” below.

Board Leadership Structure and Risk Oversight

The positions of Chief Executive Officer and Chairman of the Board are held by different individuals: Mr. Phillip DeZwirek serves as Chairman and Jeffrey Lang serves as Chief Executive Officer. Our Bylaws provide that any two or more offices may be held by the same person, but the Board of Directors believes that the current separation of the offices of Chief Executive Officer and Chairman reflects the difference in the roles of those positions. The Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of the Company. The Chairman determines the agenda for and presides over Board meetings. The current Chairman is the former Chief Executive Officer of the Company, so he understands the responsibilities of the Chief Executive Officer position. He also understands the role of the Board, having served as a director since 1979.

The separation of the roles of Chief Executive Officer and Chairman and the independence of four of the current seven board members helps ensure independent oversight of management. All of the directors on the current Board, other than the Chairman, the President and Jason DeZwirek qualify as independent under the NASDAQ rules. The standing committees — the Audit Committee and the Compensation Committee — are comprised entirely of independent directors and provide independent oversight of management.

CECO’s management is responsible for identifying, assessing and managing the material risks facing CECO. The Board of Directors performs an important role in the review and oversight of these risks, and generally oversees CECO’s risk management practices and processes, with a strong emphasis on financial controls. The Board has delegated primary oversight of the management of (i) financial and accounting risks and related-party transaction risks to the Audit Committee and (ii) compensation risk to the Compensation Committee. To the extent that the Audit Committee or Compensation Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board.

Nomination Process

The Company does not have a standing nominating committee. The Board of Directors does not believe that it is necessary to form a standing nominating committee given that we require director nominees to be selected, or be recommended for the Board of Directors’ selection, by a majority of the independent members of the Board of Directors. Each director participates in the selection of nominees that are recommended to the Board of Directors by the independent directors.

In lieu of a nominating committee charter, the Board of Directors adopted a Director Nomination Policy on September 28, 2004. A copy of the Director Nomination Policy can be found attached as Exhibit A to our Proxy Statement for our 2008 annual meeting.

We also have adopted a policy with respect to director candidates recommended by stockholders. The independent directors will consider director candidates recommended by stockholders for inclusion on the slate of directors recommended to the Board of Directors. Any stockholder may submit one candidate for consideration at each stockholder meeting at which directors are to be elected. Stockholders wishing to recommend a candidate must submit the recommendation no later than one hundred and twenty (120) days before the date our proxy statement is released to stockholders in connection with the previous year’s annual meeting of stockholders, provided, that if we did not hold any annual meeting in the previous year, or if the date of the next annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting, then the deadline will be a date that is a reasonable time before we begin to print and mail our proxy materials, but in no event less than ninety (90) days prior to such mailing. Recommendations must be sent to the following address: CECO Environmental Corp., 3120 Forrer Street, Cincinnati, OH 45209, Attention: Secretary.

At the time the stockholder submits the recommendation for a director candidate, the stockholder must provide the following:

•	All information about the candidate that we would be required to disclose in a proxy statement in accordance with the rules of the Exchange Act.

•	Certification from the candidate that he or she meets the requirements to be (a) independent under the NASDAQ standards and (b) a non-management director under the Exchange Act.

•	Consent of the candidate to serve on the Board of Directors, if nominated and elected.

•	Agreement of the candidate to complete, upon request, questionnaire(s) customary for our directors.

The independent directors will evaluate candidates recommended by stockholders on the same basis as candidates recommended by other sources, including evaluating the candidate against the standards and qualifications set out in our Director Nomination Policy as well as any other criteria approved by the Board of Directors from time to time. The independent directors will determine whether to interview any candidate.

Director Qualifications and Diversity

Our Board of Directors believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight over the Company. When evaluating a person for nomination for election to the Board of Directors, the qualifications and skills considered by the Board of Directors, including the independent Board members, include:

•

Whether or not the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of CECO.

•	Whether or not the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director.

•

The contribution that the person can make to the Board of Directors, with consideration being given to the person’s business experience, education, skills, conflicts of interest, the interplay of the candidate’s experience with that of other Board members, and such other factors as the Board of Directors may consider relevant.

•	The character and integrity of the person.

The Board applies a broad concept of diversity, which includes all of the criteria listed above together with other factors such as the nominee’s age and leadership abilities. Although CECO does not have a diversity policy, when the Board seeks new director candidates to add to the Board or to replace directors who have resigned or recommends the re-election of incumbent directors, the Board selects director nominees on the basis of all of these criteria with the goal of finding the best match for CECO’s Board.

With respect to skill set diversity, the Board seeks to have directors and nominees with not only experience and expertise related to air pollution control but also in a broad range of other areas, and the Board currently consists of members with expertise in manufacturing, finance, accounting, legal matters, and real estate sales.

Shareholder Communications with Directors

The Board of Directors has adopted a process by which stockholders may communicate with the Board of Directors for matters other than director nominations. Stockholders who would like to communicate with the Board of Directors, or a committee of the Board of Directors, should send the communication to: Chairman of the Board, CECO Environmental Corp., 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4.

Mr. Phillip DeZwirek will forward such communications to the Board of Directors at or prior to the next meeting of the Board of Directors. Stockholders wishing to communicate only with the independent directors can address their communications to “Independent Directors, c/o Chairman of the Board” at the same address above. These communications will be forwarded to the independent directors at or prior to the next meeting of the independent directors.

The Board of Directors or the independent directors will determine, in their respective sole discretion, the method by which any such communications will be reviewed and considered.

Report of the CECO Board of Directors Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of CECO for the fiscal year ended December 31, 2009, with CECO’s management and has discussed with BDO Seidman, LLP, CECO’s independent registered public accounting firm (the “Auditors”) the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380).

In addition, the Auditors have provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, regarding the Auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed the Auditors’ independence with the Auditors.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CECO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Audit Committee

Ronald E. Krieg, Chairman

Arthur Cape

Donald A. Wright

Security Ownership of Certain Beneficial Owners

The following table sets forth the name and address of each beneficial owner known by CECO to be beneficial owner of more than five percent (5%) of CECO’s common stock as of April 1, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned	Percent of Total Shares of Common Stock Outstanding[1]
Phillip DeZwirek[2,3] Chairman of the Board 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P IE4	3,591,549	23.8%

Jason DeZwirek[3,4] Secretary 2200 Yonge Street, Suite 1400 Toronto, Ontario M4S 2C6	3,517,693	23.0%

Icarus Investment Corp., a Delaware corporation[3] 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P IE4	2,307,693	15.3%

Harvey Sandler Revocable Trust[5] 21170 NE 22nd Court North Miami Beach FL 33180	1,991,903	13.7%

The State Teachers Retirement Board of Ohio[6] 275 East Broad Street Columbus, OH 43215	850,000	5.9%

[1]

Based upon 14,300,047 shares of our common stock outstanding as of April 1, 2010. For each named person, this percentage includes common stock of which such person has the right to acquire beneficial ownership either currently or within 60 days of April 1, 2010, including upon the exercise of an option or warrant; however, such common stock is not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

[2]

Includes 33,333 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Phillip DeZwirek maintains sole voting power with respect to such unvested shares. Includes shares beneficially owned by Icarus Investment Corp., a Delaware corporation (“Icarus Delaware”) and Icarus. Please see footnote 3.

[3]

Includes 173,333 shares of our common stock owned by Icarus, 250,000 shares of common stock that may be purchased pursuant to warrants granted to Icarus on December 28, 2006, and 550,000 shares into which a debenture issued to Icarus on November 26, 2009 may be converted. Icarus Delaware owns 50.1% of the outstanding shares of Icarus. Icarus Delaware is owned 50% by Phillip DeZwirek and 50% by Jason DeZwirek. Mr. Phillip DeZwirek and Mr. Jason DeZwirek are deemed to have shared voting and investment control over the shares beneficially owned by Icarus Delaware, including the shares of common stock beneficially owned by Icarus. Ownership of our shares of common stock owned by Icarus Delaware, including the shares of common stock beneficially owned by Icarus, is attributed to both Phillip DeZwirek and Jason DeZwirek.

[4]	Includes 200,000 shares into which a debenture issued to Mr. Jason DeZwirek on November 26, 2009 may be converted. Please see footnote 3.
[5]

This information was obtained from a Schedule 13G/A filed with the SEC on February 17, 2009 and from information in our records. According to the Schedule 13G/A, Harvey Sandler, as the sole trustee of the trust, is deemed to have sole voting and dispositive control over these shares. Includes 200,000 shares into which a debenture issued to the Harvey Sandler Revocable Trust on November 26, 2009 may be converted.

[6]

This information was obtained from a Schedule 13G/A filed with the SEC on January 14, 2010, in which The State Teachers Retirement Board of Ohio reported sole voting and dispositive power with respect to such shares.

Security Ownership of Management

The following table sets forth the beneficial ownership of CECO’s common stock as of April 1, 2010, for each director, each executive officer, and by all directors and executive officers of CECO as a group.

Name of Beneficial Owner	Number of Shares of Common stock Beneficially Owned	Percent of Total Common Shares Outstanding[1]
Phillip DeZwirek[2]	3,591,549	23.8%
Jeffrey Lang	—	*
Jason DeZwirek[3]	3,517,693	23.0%
Richard J. Blum[4]	73,741	*
David D. Blum	19,375	*
Thomas J. Flaherty[5]	66,105	*
Donald A. Wright[6]	69,400	*
Dennis W. Blazer[7]	75,424	*
Ronald E. Krieg[8]	48,000	*
Arthur Cape[9]	29,000	*
Officers and Directors as a group (10 persons)	5,182,594	33.5%

*	Less than 1%
[1]	See Note 1 to the prior table.
[2]	See Notes 2 and 3 to the prior table.
[3]	See Notes 3 and 4 to the prior table.
[4]	Includes 25,000 shares of our common stock that may be purchased pursuant to options granted to Mr. Blum October 5, 2001.
[5]

Includes (i) 30,105 shares of our common stock Mr. Flaherty has the right to purchase pursuant to options granted to Mr. Flaherty on May 10, 2004, (ii) 5,000 shares of our common stock that may be purchased pursuant to options granted January 5, 2005, and (iii) 15,000 shares of our common stock that may be purchased pursuant to options granted June 21, 2006. Also includes 2,000 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Flaherty maintains voting power with respect to such unvested shares.

[6]

Includes (i) 15,000 shares of our common stock that may be purchased pursuant to options granted to Mr. Wright January 5, 2005 and (ii) 15,000 shares of our common stock that may be purchased pursuant to options granted June 21, 2006. Also includes 2,000 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Wright maintains voting power with respect to such unvested shares.

[7]	Includes 12,500 shares of our common stock that may be purchased pursuant to options granted to Mr. Blazer December 13, 2004 and 10,000 options granted to Mr. Blazer June 21, 2006.
[8]

Includes (i) 25,000 shares of our common stock that may be purchased pursuant to options granted to Mr. Krieg April 20, 2005 and (ii) 15,000 shares of our common stock that may be purchased pursuant to options granted June 21, 2006. Also includes 2,000 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Krieg maintains voting power with respect to such unvested shares.

[9]

Includes (i) 5,000 shares of our common stock that may be purchased pursuant to options granted to Mr. Cape on May 25, 2005 and (ii) 15,000 shares of our common stock that may be purchased pursuant to options granted June 21, 2006. Also includes 2,000 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Cape maintains voting power with respect to such unvested shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons beneficially owning more than ten percent of a class of our equity securities to file certain reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of Section 16(a) reports and any written representation made to us, the Company believes that all such required filings for 2009 were made in a timely manner, other than the failure to file a Form 4 by the Harvey Sandler Revocable Trust with respect to one transaction: the acquisition of a convertible debenture.

Certain Transactions

Since January 1, 2008, the following transactions have occurred in which persons who, at the time of such transactions, were directors, officers or owners of more than 5% of our common stock, had a direct or indirect material interest.

We reimburse Icarus $10,000 per month for use of the space and other office expenses of our Toronto office. Icarus is owned 50.1% by Icarus Delaware, which is controlled by Phillip DeZwirek, the Chairman of the Board and former Chief Executive Officer of the Company, and Jason DeZwirek, the Secretary and a director of the Company.

During each fiscal year ended December 31, 2008 and 2009, we paid fees of $360,000 to Icarus for management consulting services. The services were provided by Phillip DeZwirek, the current Chairman and former Chief Executive Officer CECO, through Icarus. Such amount is included as deemed compensation paid to Mr. DeZwirek under “Executive Compensation.” The consulting fees are being paid to Icarus under a Consulting Agreement dated March 26, 2007, which is further described under the section entitled “Executive Compensation.”

We issued a Subordinated Convertible Promissory Note (the “Note”) on July 31, 2008 in the amount of Canadian $5,000,000 to Philip DeZwirek, the Chairman and then Chief Executive Officer of the Company. On August 14, 2008, we refinanced the Note. We repaid all outstanding principal and unpaid interest under the Note and cancelled the Note, and the Company issued a new Subordinated Convertible Promissory Note (the “SubDebt Note”) in the amount of Canadian $5,000,000 (the “Subordinated Debt”) to Icarus. The Canadian $5,000,000 proceeds received from the Subdebt Note were used to repay the Note.

The SubDebt Note provided for interest to accrue at the rate of 10% per annum in 2008, 11% per annum in 2009, and 12% per annum commencing January 1, 2010 until paid. Interest payments were payable monthly, subject to the terms of a Subordination Agreement (“Subordination Agreement”) between Icarus and Fifth Third Bank (the “Senior Lender”). The holder of the SubDebt Note had the right to convert at any time the outstanding principal and accrued and unpaid interest under the SubDebt Note into common stock of the Company at a per share price of $4.75, a price greater than the closing consolidated bid price immediately preceding the entering into of the SubDebt Note. The SubDebt Note’s maturity date was the earlier of July 31, 2010 or six months after repayment of our credit facility with the Senior Lender. On May 1, 2009, the SubDebt Note was amended to extend the maturity date to October 1, 2011 from July 31, 2010, for which we paid a Canadian $38,220 extension fee. The SubDebt Note was payable without penalty, subject to the Senior Lender’s consent. We repaid approximately $3.0 million principal on March 31, 2009 and fully repaid the outstanding balance of $1.2 million on November 26, 2009.

On May 15, 2009, we issued a Promissory Note (“SubDebt Note 2”) to Icarus in the amount of $3,000,000. The SubDebt Note 2, which was subordinated to the Company’s Bank Facility, bore interest at 12% per annum with interest payable monthly. The maturity date of the note was the earlier of May 15, 2012 or six months after repayment of the Bank Facility. At the option of Icarus, the note was repayable in Canadian funds with a stated conversion rate of 1.1789, representing the currency exchange rate at the issuance date of the SubDebt Note 2. The SubDebt Note 2 was fully repaid on November 26, 2009 in the amount of $3.3 million.

The SubDebt Note and the SubDebt Note 2 were secured by a general lien on the Company and its U.S. subsidiaries’ assets pursuant to a Security Agreement entered into between the Company and such subsidiaries on August 14, 2008. The lien was subordinate and subject to the Senior Lender’s rights and interests in such assets pursuant to the Subordination Agreement. In connection with the SubDebt Note, the Company and Icarus also entered into a Registration Rights Agreement, dated August 14, 2008, providing Icarus with piggyback registration rights in the event we registered our stock in a primary offering.

On November 26, 2009, we issued $10,800,000 principal amount subordinated convertible promissory notes (the “Investor Notes”) to a group of investors, including Icarus ($2,200,000), Jason DeZwirek ($800,000), and the Harvey Sandler Revocable Trust ($800,000), which trust owns over 10% of our outstanding common stock. The Company used the proceeds of the Investor Notes to repay in full the SubDebt Note and the Subdebt Note 2 in the amount of approximately $4.5 million. The balance of the proceeds will be used for general working capital.

The Investor Notes are due on November 26, 2014. The Investor Notes are not repayable prior to maturity except upon a change of control, or upon the consent of the holder. Interest accrues under the Investor Notes at the annual rate of 6% and is payable as of the end of each calendar quarter. The outstanding principal amount of the Investor Notes or any portion thereof, but not the interest, is convertible at the holder’s option, at any time after the issuance of the Investor Notes at a conversion price of $4.00 per share. Following three years from the date of the Investor Notes, if the closing price of the common stock of the Company is greater than $8.00 for five consecutive days, we can cause conversion of the Investor Notes.

On October 9, 2008, we repurchased 626,121 shares of our common stock from Tontine Capital Overseas Master Fund L.P. and Tontine Capital Partners L.P. (collectively, “Tontine”) for $2.50 per share, for an aggregate amount of approximately $1,565,303, plus brokerage fees. Tontine, prior to the repurchase, beneficially owned in excess of 5% of our common stock.

Lawrence Blum, a brother of Richard Blum, our President, and David Blum, our Senior Vice President, is a former Vice President of Kirk & Blum. Mr. Lawrence Blum’s salary in each of 2008 and 2009 was $138,100, which is comparable to the salaries of our other officers at a similar level.

Our Code of Ethics applies to all of our employees and directors and requires such individuals to discuss any possible conflicts of interest with our Compliance Officer. Conflicts of interest are defined to include situations where officers and directors or their family members have interests in our customers or suppliers. In addition, any related party transaction that is required to be disclosed in this Proxy Statement is reviewed and approved or ratified by the Audit Committee, in accordance with the Audit Committee Charter.

Executive Compensation

Throughout this Proxy Statement, the individuals who served as our chief executive officer and chief financial officer during fiscal 2009, as well as the other individuals included in the Summary Compensation Table below, are referred to as the “named executive officers.”

Overview of Compensation Program

The Compensation Committee oversees our compensation programs, with particular attention to the compensation for our chief executive officer, president and the other named executive officers. It is the responsibility of the Compensation Committee to review and approve or, as the case may be, recommend to the Board of Directors for approval, changes to our compensation policies and benefits programs, to recommend and approve stock-based awards to named executive officers, and to otherwise ensure that the Company’s compensation philosophy is consistent with the best interests of the Company and its shareholders and is properly implemented and monitored.

The day-to-day administration of savings plans, health, welfare and paid time-off plans and policies applicable to salaried employees in general are handled by our human resources and finance department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee.

Compensation Policy and Processes

The principle objective of our compensation program is to attract, motivate, and retain and reward highly qualified persons who are committed to the achievement of solid financial performance and excellence in the management of the Company’s assets. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual, long-term and strategic goals by the Company and to align named executive officers’ interests with those of the Company’s shareholders. The Compensation Committee accomplishes this by providing competitive compensation designed to link executive compensation to the Company’s financial and operational performance, as well as rewarding overall high performance of its named executive officers, with the ultimate objective of increasing shareholder value. The Compensation Committee evaluates compensation against individual performance and external market factors to ensure that we maintain our ability to attract and retain key executive talent. To that end, total compensation generally is comprised of a base salary plus short-term and long term incentive compensation, including performance based awards, based on the Company’s financial performance and other factors including achievement of individual goals. Individual non-performance bonuses are also part of overall compensation from time to time based on an individual’s special efforts. The Compensation Committee also reviews salaries of similar sized companies in the region to ensure that the named executive officers are being paid overall compensation commensurate with their regional peers.

Although we fine-tune our compensation programs as conditions change, we believe it is important to maintain consistency in our compensation philosophy and approach. We recognize that value-creating performance by an executive or group of executives does not always translate immediately into appreciation in our stock price, particularly in periods of economic stress such as the one we are currently experiencing. Management and the Compensation Committee are aware of the impact the economic crisis has had on our stock price. The Compensation Committee intends to continue to reward management performance, based on its belief that over time strong operating performance will be reflected through stock price appreciation. That said, because components of our compensation to management are tied to Company performance, compensation of certain members of management were affected in both fiscal years 2008 and 2009, and may be further affected during periods of economic stress. It is in this context under which 2010 compensation will be set.

Role of Executive Officers in Compensation Decisions

Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual and long-term incentive-based non-cash executive compensation to motivate the named executive officers to achieve the business goals set by the Company and to reward the named executive officers for achieving such goals. These goals include an individual performance goal as well as overall company performance goals. The Compensation Committee from time to time relies upon recommendations made by the Company’s management, and in particular, the Chief Executive Officer, regarding compensation for named executive officers other than the chief executive officer. The Compensation Committee reviews and approves, or, if the situation warrants, recommends to the full Board of Directors for approval, all new executive compensation programs, including those for the named executive officers. As part of its review and establishment of the performance criteria and compensation of our named executive officers, the Compensation Committee meets separately at least once on an annual basis with the chief executive officer and other executives as it deems appropriate. The Chief Executive Officer and such other executives as the Chief Executive Officer deems appropriate annually review the performance of each of the named executive officers of the Company (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual stock-based award amounts, are presented to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards to named executive officers.

Setting Executive Compensation

The Compensation Committee evaluates the performance of the Chief Executive Officer and the other named executive officers and, based on such evaluation, reviews and approves the annual salary, bonus, long-term stock-based compensation and other material benefits, direct and indirect, of the chief executive officer and other named executive officers. In determining appropriate base salary levels, consideration is given to the named executive officer’s impact level, scope of responsibility, past accomplishments, and other similar factors.

Long-Term Equity Compensation

The Company believes that granting stock-based awards provides named executive officers with a strong economic interest in maximizing shareholder returns over the longer term. The Company also believes that the practice of granting stock-based awards is important in retaining and recruiting the key talent necessary to ensure the Company’s continued success.

To that end, in April 2007, the Compensation Committee approved, and recommended for the Board of Director’s approval, a 2007 Equity Incentive Plan (the “2007 Equity Plan”), which was adopted by the stockholders in May 2007. The 2007 Equity Plan permits us to grant stock awards as well as option awards. The Compensation Committee believes that this gives the Company more flexibility in designing its overall compensation packages. The 2007 Equity Plan is designed to promote the long-term financial interests and growth of the Company by attracting and retaining management with the ability to contribute to the success of the business, by providing an opportunity for increased equity ownership by named executive officers and by maintaining competitive levels of total compensation. In addition, to the extent the awards or portions of the awards vest over time, equity awards may serve to promote retention of the grantees of equity awards. The Compensation Committee administers the 2007 Equity Plan.

Under the 2007 Equity Plan, awards may be restricted stock grants, bonus stock grants without restrictions, non-qualified stock options or incentive stock options. The restrictions on awards may be based on performance and/or time vesting. Prior to the adoption of the 2007 Equity Plan, it was the policy of the Compensation Committee to grant incentive stock options for all eligible employees granted options, as incentive to provide the employees with a enhanced tax benefit over non-qualified stock options. Since the adoption of the 2007 Equity Plan, the Compensation Committee has issued both restricted stock and options.

In October 1997, the Company adopted a 1997 Stock Incentive Plan (the “1997 Plan”). The 1997 Plan was replaced with the 2007 Equity Plan. The 1997 Plan remains in effect solely for the purpose of the continued administration of the options currently outstanding under the 1997 Plan.

In May 2009, the Company also adopted an Employee Stock Purchase Plan (“ESPP”), which permits employees to purchase Company stock at a discount. Named executive officers, unless such officer owns 5% of our stock, may participate in the ESPP on the same terms as the rest of our employees.

The Company has no formal policy regarding stock ownership or retention by the Company’s named executive officers.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for the expertise and value they bring to their jobs. Base salary is determined for each named executive officer based on his or her position and responsibility by taking into account the named executive officer’s impact level, scope of responsibility, prior experience, past accomplishments, and other similar factors.

Salary levels are reviewed and approved by the Compensation Committee annually as well as upon a promotion or other change in job responsibility. Salary levels, including any increase thereof, of named executive officers are reviewed annually and are based on the Compensation Committee’s evaluation of the individual’s strengths, development and expected future contributions with respect to the corporate goals and objectives relevant to the individual’s compensation, including individual performance. This review typically takes place mid-fiscal year. Because of the economic climate and the performance of the Company in light of the economy, the salaries of the named executive officers were not raised in 2009.

2009 Executive Incentive Plan

Starting in 2006, the Compensation Committee determined that certain named executive officers should be granted a bonus based on the achievement of performance goals, consisting of both objective financial targets and personal performance targets.

For the 2009 Executive Incentive Plan (the “2009 Bonus Plan”), the Compensation Committee determined to issue the bonus awards in restricted stock and in cash, with the restricted stock bonuses tied to achieving objective Company financial goals, and the cash component tied to individual performance goals. The objectives of issuing restricted stock subject to performance goals, which tie back to the principal compensation objective, are to optimize profitability and growth through incentives that link the personal interests of participants to those of shareholders, to provide participants with an incentive for excellence in individual performance, to promote teamwork among participants, and to encourage stock ownership in the Company. Further, equity-based compensation ensures that executive officers have a continuing stake in the Company’s long-term success. Participants holding restricted shares have the same rights as all shareholders, including the right to receive dividends and the right to vote the restricted shares. The objective of paying the individual goal in cash is to provide immediate compensation as a reward for strong individual performance.

The Compensation Committee selected the named executive officers to be granted awards under 2007 Equity Plan, determined the performance goals for the 2009 Bonus Plan, and determined whether objectives and conditions for earning awards were met. The Compensation Committee established and approved a performance target for 2009 based on certain objective criteria. The restricted stock grants were to vest depending on whether the performance targets were met. The Compensation Committee is responsible for verifying that the specified performance targets were achieved.

For 2009, the Compensation Committee selected Richard J. Blum, Dennis W. Blazer, and David D. Blum to participate in the 2009 Bonus Plan. There were two components to the 2009 Bonus Plan performance targets: one quantitative target based on achievement of a Company financial goal, payable in restricted stock, and one target based on achievement of an individual goal, payable in cash.

The objective bonus was based on whether income from operations, as determined under general accepted accounting principals, before executive bonuses (“IFOBEB”), exceeded the target amount of $10.7 million.

In 2009, if the amount of the IFOBEB was in excess of $10.7 million the restricted stock issued to the participating named executive officers would have vested in full on March 31, 2010. If achieved, Mr. Richard Blum, Mr. David Blum and Mr. Blazer would have received 55,200, 41,600 and 41,600 shares of stock, respectively.

In February 2010, the Compensation Committee considered the awards to executive officers under the 2009 Bonus Plan. The Committee determined that the restricted stock bonus objective was not achieved under the 2009 Bonus Plan. Accordingly, all shares of restricted stock were forfeited, and the participants did not receive any bonus compensation in the form of restricted stock in fiscal year 2009.

Management, including our then Chief Executive Officer, consulted with the Compensation Committee to determine the individual performance objectives used to determine the individual goals for the cash bonus component. The individual performance targets for 2009 for the participating executive officers included improving the financial reporting and distribution process and implementing a documented quality system. If the participants achieved their individual goals, cash in the amount equal to up to 10% of their respective base salaries, as of the beginning of 2009, could be granted under the 2009 Bonus Plan.

In December 2009, Mr. Richard Blum, Mr. Blazer and Mr. David Blum voluntarily decided to forego any cash bonuses under the 2009 Bonus Plan.

Perquisites and Other Personal Benefits

The Company provides certain named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include car allowances and payment of life insurance premiums.

The Kirk & Blum Manufacturing Company, one of our subsidiaries, sponsors a 401(k) retirement plan for our employees. Pursuant to the plan, the Company matches contributions each pay period at 100% of the employee’s contributions for the first 1%, and 50% on the next 5%, of an employee’s compensation. The named executive officers may participate in the 401(k) plan on the same terms as the rest of our employees.

Attributed costs of the perquisites described above for the named executive officers for fiscal 2009 are included in column “All Other Compensation” of the Summary Compensation Table in the Executive Compensation section.

Risk Considerations in our Compensation Program

We structure the compensation of management, other than our former Chief Executive Officer, to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so executives do not feel pressured to focus exclusively on short term gains, or annual stock price performance which may be to the detriment of long term appreciation and other business metrics. The variable (cash bonus and stock awards) portions of compensation are designed to reward both individual performance and overall corporate performance. For individual performance, bonuses are qualitatively determined by the Compensation Committee. For Company performance, stock awards are determined based on overall operating income. We believe that the variable components of compensation are sufficient to motivate executives to produce superior short and long terms corporate results while the fixed element is also sufficient that executives are not encouraged to take unnecessary or excessive risks in doing so.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)	Non-Equity Incentive Plan Compensation [2] ($)	All Other Compensation ($)		Total ($)
PEO-PhillipDeZwirek[3] Chairman of the Board and former Chief Executive Officer	2009	—	—	—	$360,000	[4]	$360,000
	2008	—	—	—	$360,000	[4]	$360,000

PFO-Dennis W. Blazer Vice President-Finance and Administration and Chief Financial Officer	2009	$260,000	$145,600	—	$18,994	[5]	$424,594
	2008	$250,000	$82,680	$24,000	$19,069		$375,749

Richard J. Blum President	2009	$345,000	$193,200	—	$22,413	[6]	$560,613
	2008	$337,500	$113,686	$33,000	$22,488		$506,674

David D. Blum Senior Vice President	2009	$260,000	$145,600	—	$22,413	[7]	$428,013
	2008	$254,000	$85,436	$24,800	$22,488		$386,724

[1]

Represents the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 11 to the Company’s audited financial statements for 2009 included in the Company’s Annual Report on Form 10-K for 2009. The amounts listed for Mr. Richard Blum, Mr. David Blum, and Mr. Blazer represent performance-based restricted stock grants, all of which were forfeited. See “Executive Compensation — 2009 Executive Incentive Plan.”

[2]	Amounts represent incentive bonuses earned under the 2008 Executive Incentive Bonus Plan.
[3]	Mr. DeZwirek resigned as Chief Executive Officer as of February 15, 2010.
[4]	Represents amounts paid to Icarus for consulting services. Mr. Phillip DeZwirek is deemed to control Icarus. See Related Transactions above.
[5]	Represents Company contribution of $8,575 to our 401(k) plan on behalf of Mr. Blazer, $2,088 of insurance premiums paid for term life insurance for his benefit and a $8,331 car allowance.
[6]	Represents Company contribution of $8,575 to our 401(k) plan on behalf of Mr. Richard Blum, $2,088 of insurance premiums paid for term life insurance for his benefit and a $11,750 car allowance.
[7]	Represents Company contribution of $8,575 to our 401(k) plan on behalf of Mr. David Blum, $2,088 of insurance premiums paid for term life insurance for his benefit and a $11,750 car allowance.

In 2006, the Compensation Committee and the Board of Directors approved employment agreements with Mr. Richard Blum and Mr. David Blum and a consulting agreement with Icarus, through which Mr. Phillip DeZwirek provides services to the Company. The term of each of the employment agreements is through December 31, 2010 and the term of the consulting agreement is through December 31, 2011. Under the Consulting Agreement, Icarus receives a monthly fee of $30,000, which will be reviewed annually by the Company for possible increase. The employment agreements renew for one year periods, unless terminated in accordance with their respective terms. Mr. Rick Blum’s employment agreement will not be renewed at the end of 2010.

On October 16, 2009, we entered into a Change In Control Agreement with Mr. Blazer. The Change in Control Agreement entitles Mr. Blazer to severance benefits if his employment with the Company is terminated within 12 months of a change in control of the Company, unless such termination is (i) due to death or disability, (ii) by the Company for cause, or (iii) by Mr. Blazer without good reason. The amount of severance will be equal to 12 months of salary at the rate of his salary as of the termination date, and is payable over the 12 months following his termination. In addition, he will be entitled to a pro-rata annual bonus for the year in which his termination of employment occurs and to continue participating in the Company’s welfare benefit programs for up to one year following his termination of employment.

In February 2010, the Compensation Committee approved an Employment Agreement for our new Chief Executive Officer, Jeff Lang. Mr. Lang’s Employment Agreement provides that he will receive an annual base salary of $385,000, payment of relocation expenses of up to $50,000, an annual bonus and various other benefits generally granted to other executives. The annual bonus will have a target value equal to 100% of Mr. Lang’s base salary based on the Company and Mr. Lang achieving certain performance milestones as established by the Compensation Committee. Either the Company or Mr. Lang may terminate his Employment Agreement at any time without cause, although Mr. Lang must give sixty (60) days’ notice of such termination. If the Company terminates Mr. Lang without cause, he will receive as severance pay, 12 months base salary and medical benefits, plus the annual bonus based upon the percentage of base salary applicable to the annual bonus for the prior fiscal year. He also received an option grant to purchase 600,000 shares of stock under the 2007 Equity Plan, which vests in five annual equal installments and has a per-share exercise price of $3.78.

Under the Employment Agreements, each of Mr. Richard Blum and Mr. David Blum are subject to non-competition and non-solicitation provisions during their employment and for two years following the termination of their employment and to certain confidentiality covenants for an unspecified amount of time. Under his Employment Agreement, Mr. Lang is subject to non-competition and non-solicitation provisions during his employment and, if terminated without cause for one year or if otherwise terminated for two years, following the termination of his employment and to certain confidentiality covenants for an unspecified amount of time.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table sets forth information regarding outstanding equity awards for each named executive officer as of the end of fiscal year 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Phillip DeZwirek	—	—		—	—	33,333	$131,665	—	—

Dennis W. Blazer	12,500 10,000	— —	$ $	3.35 7.30	12/13/2014 6/21/2016	1,667 —	$6,585 —	41,600 —	$164,320 —

Richard J. Blum	25,000	—		$2.01	10/5/2011	2,500	$9,875	55,200	$218,040

David D. Blum	—	—		—	—	1,875	$7,406	41,600	$164,320

[1]

The stock awards for Mr. Blazer, Mr. Richard Blum, and Mr. David Blum identified in this column were subject to the achievement of specific performance goals from the 2007 Executive Bonus Plan. These goals were achieved in 2007 and these shares vested on March 31, 2010. The stock awards identified for Mr. DeZwirek will vest on July 13, 2010.

[2]

The market value of stock awards was determined by multiplying the number of unvested or unearned shares by the closing price of the Company’s common stock of $3.95 on December 31, 2009, the last trading day of fiscal 2009, as reported on the NASDAQ Global Market.

[3]

These awards were subject to the achievement of specific performance goals. These listed awards assume satisfaction of all performance-based goals, however, these goals were not achieved in 2009, and, therefore, the stock awards were forfeited.

Potential Payments upon Termination, Retirement or Change of Control

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. The Company has no formal policy regarding severance payments or retirement payments. Upon death or disability of a named executive officer, the named executive officer will receive benefits under the disability or life insurance policies maintained for such officer, as appropriate.

We have entered into employment agreements with Mr. Richard Blum and Mr. David Blum that require us to make payments and provide various benefits to each executive in the event of such executive’s termination with the Company. We have also entered into a Consulting Agreement with Icarus, which is deemed to be controlled by Mr. Phillip DeZwirek and Mr. Jason DeZwirek, both of whom are executive officers. The compensation paid to Icarus under the Consulting Agreement is attributed to Mr. Phillip DeZwirek solely for purposes of disclosure under this Proxy Statement. We also entered into a Change in Control Agreement with Mr. Blazer, which requires us to make specified payments upon certain change in control events.

Under each of the employment agreements with Richard Blum and David Blum, upon a termination due to a breach by the Company or by the Company without cause, each of them will be entitled to an amount equal to their base salary for twelve months following termination. If a termination for other than cause or a termination due to breach by the Company had occurred as of December 31, 2009, Richard Blum would have been entitled to $345,000 in base salary payments over a twelve month period and David Blum would have been entitled to $260,000 in base salary over a twelve month period. “Cause” under the employment agreements includes material breach of the terms of the employment agreement by the employee if not cured within thirty days, breach of the employee’s confidentiality, non-competition or non-solicitation covenants, conviction of a felony or certain misdemeanors, illegal business practices in connection with the Company or its businesses, excessive absence for reasons other than vacation, disability or sickness, and the failure of the employee to obey directions of the Board of Directors. A breach by the Company under the employment agreements includes a continuing material breach by the Company of the terms of the employment agreement, relocation of employee’s work place more than 35 miles from its current location, demotion of the employee, and a material reduction in base salary. Each of Richard Blum and David Blum are subject to non-compete and non-solicitation obligations for a period of two years after termination of their employment for any reason.

Upon the deaths of any of Richard Blum, David Blum, Dennis Blazer, or Phillip DeZwirek, the Compensation Committee in its sole discretion may cause any unvested restricted stock awards to vest. Upon a change of control, the Board of Directors, in its discretion may cause unvested restricted stock to vest. As of December 31, 2009, they held unvested stock awards in the amounts of 2,500, 1,875, 1,667, and 33,333, respectively. See “Outstanding Equity Awards at Fiscal 2009 Year-End” for the market value of such stock awards as of such date.

Under its consulting agreement, Icarus may terminate its engagement in the event of a change of control and the Company may terminate the Consulting Agreement in the event of cause. Either party may terminate the consulting agreement in the event of certain events relating to bankruptcy or insolvency. In the event that the consulting agreement is terminated for any reason other than cause, Icarus is entitled to a severance fee in the amount of the remaining aggregate monthly fees that Icarus would have received had the consulting agreement not been terminated, provided that the amount will not exceed an amount equal to one dollar less than 300% of Icarus’s base amount, as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

Cause under the Consulting Agreement includes willful and material breach by Icarus of the consulting agreement if not cured within fifteen business days, any act by Icarus of material fraud or dishonesty with respect to any aspect of the business of the Company, or misappropriation of Company funds. Change of control under the Consulting Agreement includes the acquisition of beneficial ownership by a third party of 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, or approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company. It also includes if individuals who, as of the effective date of the consulting agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a director by a vote of at least a majority of the directors then compromising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board.

If the Consulting Agreement had been terminated as of December 31, 2009, other than due to cause, Icarus would have been entitled to receive approximately $720,000 as a severance payment.

The Change in Control Agreement with Mr. Blazer entitles Mr. Blazer to severance benefits if his employment with the Company is terminated within 12 months of a change in control of the Company, unless such termination is (i) due to death or disability, (ii) by the Company for cause, or (iii) by Mr. Blazer without good reason. Change in control under the Change in Control Agreement includes the acquisition of beneficial ownership by a third party of 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, or approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company. It also includes if members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a director by a vote of at least three-quarters of the directors then compromising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board.

The amount of severance will be equal to 12 months of salary at the rate of his salary as of the termination date, and is payable over the 12 months following his termination. In addition, he will be entitled to a pro-rata annual bonus for the year in which his termination of employment occurs and to continue participating in the Company’s welfare benefit programs for up to one year following his termination of employment. If Mr. Blazer had been terminated as of December 31, 2009 following a change in control, he would have been entitled to $260,000 plus 12 months of welfare benefits.

Director Compensation for Fiscal Year 2009

The following table provides information on 2009 compensation for non-employee directors who served during 2009. The table does not include expenses for attending meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1,2,3] ($)	Total ($)
Arthur Cape	$24,000	$7,000	$31,000
Thomas J. Flaherty	$24,000	$7,000	$31,000
Ronald Krieg	$30,000	$7,000	$37,000
Donald Wright	$24,000	$7,000	$31,000

[1]

Represents the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 11 to the Company’s audited financial statements for 2009 included in the Company’s Annual Report on Form 10-K for 2009.

[2]

Represents a grant of 2,000 shares of restricted stock made on May 21, 2009 to each named director. Each named director had 2,000 shares of unvested restricted stock outstanding as of the end of fiscal 2009.

[3]

No options were granted to the non-employee directors in 2009. The directors had options to purchase the following shares of common stock outstanding at the end of fiscal 2009: Mr. Wright: 30,000 shares, all of which were vested; Mr. Flaherty: 50,105 shares, all of which were vested; Mr. Krieg: 40,000 shares, of which 35,000 were vested; and Mr. Cape: 20,000 shares, all of which were vested.

Directors who are officers of CECO do not receive any additional compensation for their services as directors. During 2009, the independent directors received an annual retainer, which is paid quarterly. Directors Cape, Flaherty and Wright receive annual retainers in the amount of $24,000 and Director Krieg receives an annual retainer in the amount of $30,000. Director Krieg receives a higher amount in recognition of his service as the Chairman of the Audit Committee.

The independent directors also receive restricted stock in lieu of meeting fees. The Compensation Committee determined that issuing restricted stock in lieu of cash meeting payments would simplify the directors’ compensation while promoting the ownership of stock of the Company. We therefore granted 2,000 shares of restricted stock to each of the non-employee directors on May 21, 2009, all of which shares vest on May 21, 2010. We also reimburse or pay the Board members their reasonable travel and out-of-pocket expenses to attend meetings.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of the Audit Committee, the Board of Directors has appointed the firm of BDO Seidman, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2010. On September 2, 2008 (the “Dismissal Date”), our Audit Committee recommended and approved the dismissal of Battelle & Battelle LLP (“Battelle”) as our independent registered public accounting firm. On September 4, 2008, the Audit Committee recommended and approved the selection of BDO as our independent registered public accounting firm to review our consolidated financial statements beginning with the fiscal quarter ended September 30, 2008, and to serve as our independent registered public accounting firm for the year ended December 31, 2008. BDO also served as our independent registered public accounting firm for the year ended December 31, 2009.

The audit reports of Battelle on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that Battelle’s report on the Company’s internal control over financial reporting as of December 31, 2007 contained an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses.

During the fiscal years ended December 31, 2007 and 2006 and through the Dismissal Date, there were no disagreements between the Company and Battelle on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Battelle, would have caused Battelle to make reference to the subject matter of the disagreement in connection with its report on the financial statements of the Company for such years. During the years ended December 31, 2007 and December 31, 2006 and through the Dismissal Date, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)), except that, as previously disclosed by the Company in its Annual Report on Form 10-K for the year ended December 31, 2007, Battelle opined that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of the following material weaknesses identified in management’s assessment:

Financial Close and Reporting Process

The Company did not maintain effective controls, including monitoring, over the financial close and reporting process. Specifically, the following deficiencies in the aggregate constituted a material weakness:

•	The Company did not maintain formal, written policies and procedures governing the financial close and reporting process.

•	The Company did not maintain effective controls to ensure that management oversight and review procedures were performed over accounts and disclosures in the financial statements.

•

The Company did not maintain effective controls over the recording of recurring and non-recurring journal entries. Effective controls were not designed to provide reasonable assurance that journal entries were prepared with sufficient supporting documentation, that journal entries were reviewed and approved, and that journal entries were complete and accurate.

•	The Company did not maintain effective controls to provide reasonable assurance that the detail supporting the underlying financial statement accounts were complete and accurate.

•	The Company did not maintain effective controls to ensure that reconciliations of the underlying financial statement accounts were properly performed, reviewed and approved.

Information Technology Applications and Infrastructure

The Company did not maintain effective controls over financial reporting related to information technology applications and infrastructure. Specifically, the following deficiencies in the aggregate constituted a material weakness:

•

The Company did not maintain effective design of controls over access to financial reporting applications and data. Controls do not limit access to programs and data to only authorized users. In addition, controls lack the requirement of periodic reviews and monitoring of such access.

•

The Company did not maintain effective controls to communicate policies and procedures governing information technology security and access. Furthermore, the Company did not maintain effective logging and monitoring of servers and databases to ensure that access was both appropriate and authorized.

•

The Company did not maintain effective controls designed to ensure that information technology program and data changes were authorized. In addition, the Company’s controls did not ensure that the information technology program data changes were adequately tested for accuracy before implementation.

•

The Company did not maintain effective controls over end user computing applications, such as spreadsheets, used in the Company’s financial reporting process. Specifically, controls were not designed to ensure that access was restricted to appropriate personnel, and that unauthorized modification of the data or formulas within spreadsheets was prevented.

Segregation of Duties

The Company did not establish and maintain adequate segregation of duties without appropriate alternative controls. In addition, the Company has not made assignments and delegation of authority with clear lines of communication in order to provide effective control over the Company’s financial reporting process at the Corporate or Divisional level.

Lack of segregation of duties may impair the effectiveness of other internal controls over financial reporting which could result in material misstatements in the Company’s interim and annual financial statements.

Entity-level Controls

The Company did not maintain effective entity-level controls as it relates to internal control over financial reporting. Specifically, the following deficiencies in the aggregate constituted a material weakness:

•

The Company did not maintain effective communication of and education on a control framework. In addition, the Company did not maintain effective communication regarding management’s expectations for controls, and business process owners’ accountability for controls.

•

The Company could not sufficiently evidence the performance of many of its internal control activities across the organization. This included controls over management’s assertions with regard to the validity, completeness, timeliness, cutoff and accuracy of calculations and transactions.

•	Job descriptions and the assignment of responsibilities have not been formalized.

•

The Company did not establish an adequate system for monitoring the adequacy of controls. The Company’s process did not include a sustainable process for periodically evaluating control design and operating effectiveness across the Company on an ongoing basis.

•

The Company did not perform a formalized risk assessment involving the appropriate levels of management to ensure the reliability of financial reporting. A formal process does not exist to identify internal and external factors and to evaluate the impact these factors have on the preparation of the financial statements.

•

The Company did not maintain a comprehensive, centrally coordinated enterprise-wide fraud risk management program. Furthermore, the Company did not have a specific, comprehensive fraud risk management program related to internal control over financial reporting.

•

The Company lacks a formalized process for determining, monitoring, disseminating, implementing and updating accounting policies and procedures relating to initiating, authorizing, recording, processing and reporting of transactions.

•

Senior management did not establish and maintain a proper tone as to internal control over financial reporting. Specifically, senior management did not emphasize, through consistent communication, the importance of internal control over financial reporting.

The material weaknesses described above were discussed by the Company’s management and the Audit Committee with Battelle.

The actions we have taken to remediate the described material weaknesses were disclosed under Item 9A in our Annual Reports on Form 10-K for the years ended December 31, 2007, 2008, and 2009, and under Item 4 of our Quarterly Reports on Form 10-Q filed for the quarterly periods ended March 31, 2008, June 30, 2008, September 30, 2008, March 31, 2009, June 30, 2009 and September 30, 2009.

We determined that the described material weaknesses have been remediated, and management determined that we maintained effective internal control over financial reporting as of December 31, 2009.

We have authorized Battelle to respond fully to any inquiries it may receive from BDO with respect to the matters discussed above.

CECO provided to Battelle an advance copy of the disclosure included in CECO’s Current Report on Form 8-K, filed September 4, 2008 (the “Change of Auditors Report”), with respect to our decision to change auditors to enable Battelle to review it and advise us as to whether Battelle agreed with such disclosure or to specify any matters with which it did not agree. Battelle responded that it agreed with the disclosure. We included a copy of Battelle’s letter to that effect as an exhibit to the Change of Auditors Report.

During the years ended December 31, 2007 and 2006, and through the Dismissal Date, neither the Company, nor anyone on its behalf, consulted with BDO regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (2) any matter that was either the subject of a disagreement, (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions), or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Audit Committee pre-approves any engagement of BDO and has the ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for shareholder approval.

A representative of BDO is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions. Although stockholder approval of the selection of BDO is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders fail to ratify the appointment of BDO, the Audit Committee may reconsider the selection.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided by Battelle & Battelle LLP for the fiscal year ended December 31, 2008, and BDO Seidman, LLP for the fiscal years ended December 31, 2008 and 2009.

	Fiscal Year 2008		Fiscal Year 2009
	Battelle	BDO	BDO
Audit Fees	$117,110	$385,000	$415,218
Audit-Related Fees	$3,200	—	$21,800
Tax Fees	$5,500	—	$4,000
All Other Fees	—	—	—
Total	$125,800	$385,000	$441,018

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining BDO’s independence.

Audit Fees

These are fees for professional services for the audits of our annual consolidated financial statements and internal controls, the review of financial statements included in Quarterly Reports on Form 10-Q, and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services include services rendered by Battelle and BDO in fiscal year 2008 and 2009, respectively, in connection with an SEC comment letter.

Tax Fees

These are fees for professional services rendered by Battelle and BDO with respect to tax compliance, tax advice and tax planning. These services include tax return preparation and consulting on tax planning matters.

All Other Fees

These are fees for other services rendered by Battelle or BDO that do not meet the above category descriptions.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for the Company by its auditors prior to their engagement for such services. The Audit Committee has delegated to each of its members the authority to grant pre-approvals, such approvals to be presented to the full Committee at the next scheduled meeting. None of the fees paid to Battelle under the categories Audit-Related and Tax were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.

The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting with a quorum present is required to approve this proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm of CECO for fiscal year 2010.

ADDITIONAL INFORMATION

Other Matters

As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board of Directors may recommend.

A copy of CECO’s annual report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission, without exhibits, will be sent to any stockholder without charge upon written request addressed to CECO Environmental Corp., to the attention of the Secretary, 3120 Forrer Street, Cincinnati, Ohio 45209.

Stockholder Proposals for 2010 Annual Meeting

Shareholders who, in accordance with Securities and Exchange Commission Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting Proxy Statement must submit their proposals so that they are received by the Secretary of the Company at 3120 Forrer Street, Cincinnati, Ohio 45209, no later than the close of business on December 15, 2010. As the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee that it will be included. Any shareholder proposal not intended to be included in the proxy statement for consideration at our 2010 annual meeting will be considered untimely unless received by the Secretary of the Company no later than February 28, 2011.

Method of Proxy Solicitation

The cost of solicitation of the proxies will be borne by us. In addition to solicitation of the proxies by use of the mails, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction regarding the proxy materials.

By Order of the Board of Directors

/s/ Phillip DeZwirek
Phillip DeZwirek
Chairman of the Board of Directors

April 14, 2010

CECO ENVIRONMENTAL CORP.

3120 Forrer Street

Cincinnati, Ohio 45209

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Phillip DeZwirek and Jason DeZwirek, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of Common Stock of CECO Environmental Corp. (the “Company”) held of record by the undersigned on April 6, 2010 at the Annual Meeting of Stockholders to be held at Crowne Plaza Hotel, 5901 Pfeiffer Road, Cincinnati, Ohio 45242 on May 20, 2010 at 10:30 A.M. or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.

The Board recommends a vote FOR each of the proposals. If any other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the judgment of the proxy holder(s).

(Continued and To Be Signed on the Reverse Side.)

ANNUAL MEETING OF STOCKHOLDERS OF

CECO ENVIRONMENTAL CORP.

May 20, 2010

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on May 20, 2010

Our Annual Report to Stockholders and the Proxy Statement

are available at www.cecoenviro.com/CECO/InvestorInformation.html

Please sign, date and mail

your proxy card in the envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR”

PROPOSAL NO. 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN

BLUE OR BLACK INK AS SHOWN HERE [ x ]

1. ELECTION OF DIRECTORS			2. PROPOSAL NO. 2 BDO Seidman, LLP
		Nominees:	as the Independent	For	Against	Abstain
☐ FOR ALL NOMINEES	O	Richard J. Blum	Registered Public	☐	☐	☐
	O	Arthur Cape	Accounting Firm
	O	Jason DeZwirek
☐ WITHHOLD AUTHORITY	O	Phillip DeZwirek
FOR ALL NOMINEES	O	Thomas J. Flaherty	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
	O	Ronald E. Krieg
	O	Jeffrey Lang
☐ FOR ALL EXCEPT	O	Jason D. Meretsky
(see instructions below)	O	Donald A. Wright

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.     ☐

Signature of Stockholder:	Date:	Signature of Stockholder	Date:

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.